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                HEALTHCARE IMAGING SERVICES, INC. ANNOUNCES THE
        ACQUISITION OF FIVE (5) NEW JERSEY DIAGNOSTIC IMAGING FACILITIES

                             AS OF OCTOBER 1, 1998

         Middletown, New Jersey -- October 8, 1998 -- HealthCare Imaging Services, Inc. (NASDAQ:HISS) today announced that it had completed the acquisition of the assets of Echelon MRI, Mainland Imaging Center, North Jersey Imaging Management Associates, Bloomfield Imaging Associates, and Irving N. Beran, MD, PA as of October 1, 1998. These related companies owned and operated 5 multi-modality diagnostic imaging centers located in Voorhees (2 centers), Bloomfield, Northfield and Williamstown, New Jersey. The aggregate purchase price is approximately $21 million, subject to post closing adjustments, payable in a combination of cash and convertible, redeemable preferred stock. The Company will seek stockholder approval for the issuance of the convertible, redeemable preferred stock.

         Elliott H. Vernon, Esq., Chairman and Chief Executive Officer of the Company, stated that "the acquisition of these 5 strategically located diagnostic imaging centers almost doubles the Company's revenues and more than doubles the Company's pre-tax profits. Together with the Company's 6 existing centers, the acquisition of these 5 centers provides the Company with the critical mass necessary to implement its business plan in the area of diagnostic imaging and expand its strategic direction into the area of physician practice management in the New Jersey, New York and Philadelphia regions."

         The Company expects the acquired operations to generate, on an annualized basis, $11 million in revenues and $4.5 million in pre-tax profits, based upon the financial results of the acquired entities for the six months ended June 30, 1998. Pro-forma for the acquisitions, the Company anticipates that it will generate on an annualized basis, $24 million in revenues and $6.2 million in pre-tax profits before taking into account anticipated financing costs and $4.1 million in pre-tax profits after financing costs. In conjunction with the acquisition of these centers, the Company is also acquiring approximately $6 million in receivables.

         HealthCare Imaging Services, Inc. is a healthcare management and services company, currently specializing in diagnostic imaging, that provides state-of-the-art healthcare equipment, facilities and services to physicians, hospitals and other healthcare providers. The Company now operates a total of 11 imaging facilities with 2 located in New York City and Brooklyn, New York, respectively, 7 located in New Jersey and 1 located in Philadelphia, Pennsylvania. As previously announced, the Company is expanding its strategic direction into the area of physician practice management and is currently in various stages of discussions and negotiations with several multi-specialty physician practices and other healthcare providers.

         This communication contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on the current beliefs of the Company and its management. When used in this document, the words "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "should," and similar expressions are intended



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to identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, including, but not limited to, the risk that the Company may not be able to implement its growth strategy in the intended manner including the integration of acquisitions, risks associated with currently competitive pressures affecting participants in the health care market and risks affecting the Company's industry, such as increased regulatory compliance, changes in payor reimbursement levels and technological changes. In addition, the Company's business, operations and financial condition are subject to the risks, uncertainties and assumptions which are described in the Company's reports and statements filed from time to time with the Securities and Exchange Commission. Should one or more of those risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein.